Exhibit 99.1
OSG
Overseas Shipholding Group, Inc.                                                                                              Press Release

For Immediate Release

OVERSEAS SHIPHOLDING GROUP, INC. ANNOUNCES CLOSING OF PUBLIC OFFERING OF COMMON STOCK

New York – March 9, 2010 –Overseas Shipholding Group, Inc. (NYSE: OSG), announced today the closing of the sale of 3,500,000 shares of its common stock to Goldman, Sachs & Co. at a per share cash price of $45.33 for a total purchase price of $158,655,000.

OSG intends to use the net proceeds from this offering for general corporate purposes, including, without limitation, capital expenditures and working capital.  OSG may use a portion of the net proceeds from this offering to pay down certain of its existing debt, including its revolving credit facilities, but has not yet determined the amount of net proceeds, if any, to be used for this purpose.

The stock sale was made pursuant to an effective shelf registration statement.

Forward-looking Statements
This release contains forward-looking statements regarding OSG's prospects and the impact this may have on OSG and prospects of OSG’s strategy of being a market leader in the segments in which it competes. Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in OSG’s Annual Report for 2009 on Form 10-K.

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For more information contact Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.

About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world.  As a market leader in global energy transportation services for crude oil, petroleum and gas products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.